                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           MAIN STREET BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                        [Main Street Bancorp, Inc. LOGO]

                                 March 17, 2000

Dear Shareholder:

     We are pleased to invite you to the 2000 Annual Meeting of Shareholders of Main Street Bancorp, Inc. to be held on Wednesday, April 19, 2000 at 3:00 p.m., at Stokesay Castle, Hill Road and Spook Lane, Reading, Pennsylvania.

     The Notice of the Annual Meeting and the Proxy Statement on the following pages address the formal business of the meeting, which includes the election of five (5) Class II Directors and the ratification of the selection of auditors for the year ending December 31, 2000. At the Annual Meeting, the Corporation's management will address other corporate matters which may be of interest to you and will be available to respond to your questions.

     Please sign, date and return the accompanying Proxy in the postage prepaid envelope, as soon as possible, even if you plan to attend the meeting.

                                          Sincerely,

                                          /s/ Nelson R. Oswald
                                          NELSON R. OSWALD
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer and President

                        [Main Street Bancorp, Inc. LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 19, 2000
                            ------------------------

To The Shareholders Of Main Street Bancorp, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of MAIN STREET BANCORP, INC. (the "Corporation") will be held at 3:00 p.m., on Wednesday, April 19, 2000 at Stokesay Castle, Hill Road and Spook Lane, Reading, Pennsylvania for the following purposes:

          1. To elect five (5) Class II Directors to serve for a three-year term and until their successors are elected and qualified;

          2. To ratify the selection of Beard & Company, Inc., Certified Public Accountants, of Reading, Pennsylvania, as the auditors for the Corporation for the year ending December 31, 2000;

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     In accordance with the By-laws of the Corporation and action of the Board of Directors, only those shareholders of record at the close of business on March 8, 2000, will be entitled to notice of and to vote at the Annual Meeting.

     YOU ARE URGED TO MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING AND GIVE WRITTEN NOTICE TO THE SECRETARY OF THE CORPORATION.

                                          By Order of the Board of Directors,

                                          /s/ Richard A. Ketner
                                          RICHARD A. KETNER
                                          Secretary

March 17, 2000

                   PROXY STATEMENT FOR THE ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 19, 2000

                                    GENERAL

INTRODUCTION, DATE, TIME AND PLACE OF ANNUAL MEETING

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Main Street Bancorp, Inc. (the "Corporation"), of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 19, 2000 at 3:00 p.m., at Stokesay Castle, Hill Road and Spook Lane, Reading, Pennsylvania, and at any adjournment or postponement of the Annual Meeting.

     The principal executive office of the Corporation is located at the Berks County Bank Building, 601 Penn Street, Reading, Pennsylvania 19601. The telephone number for the Corporation is (610) 685-1400. All inquiries should be directed to Nelson R. Oswald, Chairman of the Board of Directors, Chief Executive Officer and President of the Corporation.

SOLICITATION AND VOTING OF PROXIES

     This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or about March 17, 2000.

     Shares of Main Street Bancorp, Inc. common stock, $1.00 par value (the "Common Stock") represented by the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications thereon. Any Proxy not specifying to the contrary will be voted FOR the election of the nominees for Class II Director named below and FOR the ratification of the selection of Beard & Company, Inc., Certified Public Accountants, of Reading, Pennsylvania, as the auditors for the Corporation for the year ending December 31, 2000. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and, after giving written notice to the Secretary of the Corporation, to vote in person. The cost of preparing, assembling, printing, mailing and soliciting Proxies, and any additional material which the Corporation may furnish in connection with the Annual Meeting, will be borne by the Corporation. In addition to the use of mails, certain directors, officers and employees or other representatives of the Corporation and the Bank may solicit Proxies personally, by telephone, telegraph and fax.

     Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward Proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request, the Corporation will reimburse them for their reasonable forwarding expenses.

REVOCABILITY OF PROXY

     A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted only: (1) by giving written notice of revocation to Richard A. Ketner, Secretary of Main Street Bancorp, Inc., at 601 Penn Street, Post Office Box 1097, Reading, Pennsylvania 19603; (2) by executing a later-dated Proxy and giving written notice thereof to the Secretary of the Corporation; or (3) by voting in person after giving written notice to the Secretary of the Corporation.

VOTING SECURITIES AND RECORD DATE

     At the close of business on Wednesday, March 8, 2000, the Corporation had 10,449,846 shares of Common Stock outstanding.

     Only holders of Common Stock of record at the close of business on March 8, 2000 will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote, and, accordingly, holders of Common Stock are entitled to cast a total of 10,449,846 votes at the Annual Meeting.

QUORUM

     Pursuant to Article 1, Section 102, of the By-laws of the Corporation, the presence, in person or by proxy, of shareholders entitled to at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Annual Meeting but will be used for purposes of determining whether a quorum exists at the Annual Shareholders' Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL OWNERS

     There were no beneficial owners of more than five percent (5%) of the Common Stock.

BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES

     The following table sets forth as of March 8, 2000, the amount and percentage of the Common Stock beneficially owned by each director, each nominee for director, each named executive officer, and all directors and executive officers of the Corporation as a group.

                                                                   AMOUNT AND NATURE         PERCENT
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)(2)     OF CLASS
------------------------                                      ---------------------------    --------
DIRECTORS AND NOMINEES:
Richard D. Biever(3)........................................              31,470               0.30%
Edward J. Edwards(4)........................................              49,447               0.47
Albert L. Evans, Jr.(5).....................................              39,696               0.38
Richard T. Fenstermacher(6).................................              19,614               0.19
Ivan H. Gordon(7)...........................................              26,646               0.25
Frederick A. Gosch(8).......................................              23,559               0.23
Jeffrey W. Hayes(9).........................................             126,941               1.21
Alfred B. Mast(10)..........................................              70,936               0.68
Nelson R. Oswald(11)........................................             252,035               2.39
Wesley R. Pace(12)..........................................              57,717               0.55
Raman V. Patel(13)..........................................              15,403               0.15
Joseph P. Schlitzer(14).....................................              48,564               0.46
Floyd S. Weber(15)..........................................              56,394               0.54
OTHER NAMED EXECUTIVE OFFICERS:
Richard A. Ketner(16).......................................              82,685               0.79
Robert D. McHugh, Jr.(17)...................................              89,447               0.85
All Directors and Executive Officers as a Group (26
  persons)..................................................           1,147,320              10.52(18)

---------------
 (1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after March 8, 2000. Beneficial ownership may be disclaimed as to certain of the securities.

 (2) Information furnished by the directors, executive officers and the Corporation.

 (3) Includes 25,408 shares of Common Stock held individually by Mr. Biever, 500 shares of Common Stock held directly by Mr. Biever's spouse. Mr. Biever disclaims beneficial ownership of these shares. Also includes 5,562 shares subject to stock options granted to Mr. Biever.

 (4) Includes 35,036 shares of Common Stock held jointly by Mr. Edwards and his spouse, 850 shares held by Mr. Edwards' IRA and 13,561 shares subject to stock options granted to Mr. Edwards.

 (5) Includes 2,639 shares of Common Stock held individually by Mr. Evans, 29,309 shares of Common Stock held jointly by Mr. Evans with his spouse, 500 shares of Common Stock held directly by Mr. Evans' spouse and 7,248 shares subject to stock options granted to Mr. Evans.

 (6) Includes 2,968 shares of Common Stock held individually by Mr. Fenstermacher, 9,398 shares of Common Stock are owned directly by Sonric, a partnership and 7,248 shares subject to stock options granted to Mr. Fenstermacher.

 (7) Includes 17,356 shares of Common Stock held individually by Mr. Gordon, 3,028 shares of Common Stock held jointly by Mr. Gordon and his spouse, 1,262 shares of common stock held by his spouse and 5,000 shares subject to stock options granted to Mr. Gordon.

 (8) Includes 16,344 shares of Common Stock held jointly by Mr. Gosch and his spouse, 1,653 shares of Common Stock held by Pflueger Insurance Agency and 5,562 shares subject to stock options granted to Mr. Gosch.

 (9) Includes 73,601 shares of Common Stock held individually by Mr. Hayes, 22,583 shares of Common Stock held by Mr. Hayes spouse, 9,239 shares of Common Stock held by Mr. Hayes' spouse as custodian for daughter, 7,957 shares held by Mr. Hayes as trustee for his daughter and 13,561 shares subject to stock options granted to Mr. Hayes.

(10) Includes 53,803 shares of Common Stock held individually by Mr. Mast, 3,572 shares of Common Stock held by Mr. Mast's children and 13,561 shares subject to stock options granted to Mr. Mast.

(11) Includes 136,415 shares of Common Stock held jointly by Mr. Oswald and his spouse, 911 shares of Common Stock held by Mr. Oswald's son, 9,503 shares of Common Stock allocated to the account of Mr. Oswald under the Corporation's 401(k) Retirement Savings Plan and 105,206 shares subject to stock options granted to Mr. Oswald.

(12) Includes 44,156 shares of Common Stock held jointly by Mr. Pace and his spouse, and 13,561 shares subject to stock options granted to Mr. Pace.

(13) Includes 14,841 shares of Common Stock held jointly by Mr. Patel and his spouse and 562 shares subject to stock options granted to Mr. Patel.

(14) Includes 40,388 shares of Common Stock held individually by Mr. Schlitzer and 928 shares of Common Stock held directly by Mr. Schlitzer's wife. Mr. Schlitzer disclaims beneficial ownership of these shares. Also includes 7,248 shares subject to stock options granted to Mr. Schlitzer.

(15) Includes 46,615 shares of Common Stock held jointly by Mr. Weber and his spouse and 9,779 shares subject to stock options granted to Mr. Weber.

(16) Includes 17,165 shares of Common Stock held jointly by Mr. Ketner and his spouse, 1,183 shares of Common Stock allocated to the account of Mr. Ketner under the Corporation's 401(k) Retirement Savings Plan and 64,337 shares subject to stock options granted to Mr. Ketner.

(17) Includes 27,800 shares of Common Stock held individually by Mr. McHugh, 7,249 shares of Common Stock allocated to the account of Mr. McHugh under the Corporation's 401(k) Retirement Savings Plan and 54,398 shares subject to stock options granted to Mr. McHugh.

(18) The percent of class assumes all outstanding stock options issued to the executive officers and non-employee directors have been exercised and, therefore, on a pro rata basis, 10,905,283 shares of Common Stock would be outstanding.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The By-laws of the Corporation provide that the Corporation's business and affairs shall be managed by its Board of Directors. Until May 1, 2001, the number of directors is fixed at thirteen. Thereafter, the By-laws provide that the number of directors shall not be less than five (5) nor more than twenty-five (25) and that the Board of Directors shall be divided into three classes, each class to be elected for a term of three years. Within the foregoing limits, the Board of Directors may from time to time fix the number of directors and their respective classifications. Vacancies on the Board of Directors shall be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he was appointed.

     At the 2000 Annual Meeting of Shareholders, five (5) Class II Directors shall be elected to serve for a three-year term and until their successors are elected and qualified. The five nominees who reserve the highest number of votes cast at the Annual Meeting will be elected as Class II Directors.

     Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the election of the five (5) nominees named below. If any nominee should become unable to serve for any reason, Proxies will be voted in favor of a substitute nominee as the Board of Directors of the Corporation shall determine. The Board of Directors has no reason to believe that the nominees named will be unable to serve, if elected.

          INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table contains certain information with respect to the nominees for Class II Directors, Class III Directors whose term expires in 2001, Class I Directors whose term expire in 2002 and executive officers.

                                  NOMINEES FOR
                               CLASS II DIRECTORS
                              TO SERVE UNTIL 2003

                                      AGE AS OF          PRINCIPAL OCCUPATION FOR            DIRECTOR OR
                                       MARCH 8,        PAST FIVE YEARS AND POSITION      EXECUTIVE OFFICER OF
NAME                                     2000           HELD WITH THE CORPORATION         CORPORATION SINCE
----                                  ----------   ------------------------------------  --------------------
Frederick A. Gosch(5)(7)............      58       Chairman and Chief Financial Officer         (1998)*
                                                     Pflueger Insurance Agency, Inc.
Alfred B. Mast(3)(4)(6).............      56       Vice-President, Mast and Moyer,              (1998)**
                                                     Insurance/Engle-Hambright and
                                                     Davies, Inc.
Wesley R. Pace(1)(5)................      51       President, V.P. Development Co.              (1998)**
Joseph P. Schlitzer(1)(2)(3)........      47       President, Higgins Insurance                 (1998)*
                                                     Associates and Coldwell Banker
                                                     Higgins Associates (Real Estate)
Floyd S. Weber(1)(3)................      67       Retired Partner, King's Potato Chip          (1998)**
                                                     Co. and King Distributing Co.

                                             CONTINUING
                                          CLASS I DIRECTORS
                                         TO SERVE UNTIL 2002

Richard D. Biever(1)(2)(3)..........      58       Vice President, Alpha Mills                  (1998)*
                                                     Corporation
Edward J. Edwards(2)(4).............      73       Real Estate Sales and Appraisals, E.         (1998)**
                                                     J. Edwards Real Estate
Richard T. Fenstermacher(1)(2)(4)...      57       Co-owner, Hadesty Hardware Co., Inc.         (1998)*
Ivan H. Gordon(1)(5)(7).............      66       Chairman, Gloray Company                     (1998)**

                                             CONTINUING
                                        CLASS III DIRECTORS
                                        TO SERVE UNTIL 2001

Albert L. Evans, Jr.(5)(6)..........      61       President of Evans Delivery and Vice         (1998)*
                                                     Chairman of the Corporation
Jeffrey W. Hayes(2)(6)..............      53       President, Hayes Construction Inc.           (1998)**
Raman V. Patel......................      63       Retired owner of Raydyne                     (1999)
Nelson R. Oswald(2)(3)(4)(5)(6)(7)..      54       Chairman, Chief Executive Officer            (1998)**
                                                     and President of the Corporation

                               EXECUTIVE OFFICERS

                               AGE AS OF             PRINCIPAL OCCUPATION FOR
                                MARCH 8,           PAST FIVE YEARS AND POSITION         EXECUTIVE OFFICER OF
NAME                              2000              HELD WITH THE CORPORATION            CORPORATION SINCE
----                           ----------   ------------------------------------------  --------------------
Robert D. McHugh, Jr.........      45       Executive Vice President/Treasurer of              (1998)**
                                              Corporation
Richard A. Ketner............      45       Executive Vice President/Secretary of              (1998)*
                                              Corporation
Sherelyn A. Ammon............      42       Senior Vice President of Corporation               (1998)**
Steven A. Ehrlich............      38       Senior Vice President of Corporation               (1998)**
Norman E. Heilenman..........      52       Senior Vice President of Corporation               (1998)**
Donna L. Rickert, CPA........      33       Senior Vice President and Controller of            (1998)**
                                              Corporation
David L. Scott, CPA..........      29       Senior Vice President of Corporation               (1998)*
Dorothy I. Krick.............      40       Regional Vice President of Corporation             (1998)**
Linda D. Smith...............      39       Vice President of Corporation                      (1998)*
Richard J. Brockway..........      33       Regional Vice President of Corporation;            (1999)
                                              Previous occupation -- Business
                                              Relationship Manager -- Bernville Bank
Louella A. Gray..............      45       Regional Vice President of Corporation;            (1999)
                                              Previous occupation -- Senior Vice
                                              President Sovereign Bank
Craig E. Morrow..............      36       Regional Vice President of Corporation;            (1999)
                                              Previous occupation -- Assistant Vice
                                              President -- Commerce Bank
Andrew J. Rothermel..........      30       Vice President and Bank Counsel; Previous          (1999)
                                              occupation -- Associate -- Golden,
                                              Masano, Lash & Nice

---------------
  * Prior to March 1, 1995, named persons served as a Director or Executive Officer of either Bankers' Financial Services Corporation or Miners National Bancorp, Inc. ("Miners"). On March 1, 1995, Miners and Bankers' Financial Services Corporation merged and changed its name to Heritage Bancorp, Inc. ("Heritage"). On May 1, 1998, Heritage consolidated with BCB Financial Services Corporation ("BCB") and formed Main Street Bancorp, Inc. (the "Corporation").

 ** Prior to May 1, 1998, named persons served as Director or Executive Officer of BCB which consolidated with Heritage on May 1, 1998 and formed the Corporation.

(1) Member of the Audit Committee. The committee recommends an outside auditor for the year, reviews the financial statements and delegate its authorities through the internal audit function. This committee met one time in 1999. All non-employee directors received fees of $300 for each meeting attended.

(2) Member of the Property Committee. This committee makes recommendations concerning building projects and space needs for the Corporation. This committee did not meet in 1999. Due to the large number of branch acquisitions, matters normally considered by the Property Committee were acted upon by the full Board of Directors.

(3) Member of the Insurance Committee. This committee meets on an as-needed basis between meetings of the Board of Directors to discuss insurance related matters. This committee did not meet in 1999.

(4) Member of the Executive Loan Committee. This committee meets the second Thursday of each month to review loan asset quality and credit related matters. This committee met eleven times in 1999. All non-employee directors received fees of $300 for each meeting attended.

(5) Member of the Compensation Committee. This Committee meets on an as-needed basis between meetings of the Board of Directors to discuss compensation related matters. This committee met twice in 1999. All non-employee directors received fees of $300 for each meeting attended.

(6) Member of the Executive Committee. This committee meets on an as-needed basis between meetings of the Board of Directors to decide and take action on any issues that require attention between Board Meetings. This committee also performs the functions of the Nominating Committee. This committee did not meet in 1999.

(7) Member of the Trust Committee. This committee meets on an as-needed basis between meetings of the Board of Directors to discuss Trust matters. This committee did not meet in 1999.

     During 1999, the Corporation's Board of Directors held thirteen board meetings and fourteen committee meetings. In 1999, non-employee directors received Six Hundred Dollars ($600) for each Board of Directors' meeting and Three Hundred Dollars ($300) for each Committee meeting which they attended. In the aggregate, the Board of Directors of the Corporation received $94,800 for attending Board of Directors' meetings and Committee meetings of the Corporation. (This amount includes $7,200 in fees Director Emeriti Harold S. Bossard received for attending twelve Board Meetings.) In addition, in 1999, each Director received a $3,000 retainer.

     Each of the Directors attended at least 85% of the combined total number of meetings of the Corporation's Board of Directors and the Committees of which he is a member.

     A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation containing the information specified in the Corporation's By-laws. A shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the Corporation in writing not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The role of the Compensation Committee of the Board of Directors is to establish, implement and monitor all compensation policies of the Corporation. The Compensation Committee is also responsible for evaluating the performance of the Chief Executive Officer (CEO) and the Executive Vice Presidents and recommending appropriate compensation levels. The CEO evaluates the performance of subordinate officers of the Corporation and determines individual compensation levels. The CEO does not participate in any Committee decisions regarding his own compensation.

     The Committee generally meets two or three times per year in conducting its business. From time to time the Committee also reviews other human resource areas and director compensation.

BASE COMPENSATION

     The base compensation levels of the CEO and the Executive Vice Presidents are set annually by the Committee. In determining the base compensation of the CEO and the Executive Vice Presidents, the Committee engaged a Human Resources Compensation Consultant to assist in the review of Executive Management Compensation matters. The Consultant compared compensation information from similar financial institutions to assist the Compensation Committee in establishing appropriate Compensation levels.

     The base compensation of the other executive officers is set by the CEO, based on performance and a comparison to base compensation for similar positions at competing financial institutions as compiled by the Human Resources Consultant.

     For 1999, the CEO's annualized base compensation was $310,000.

EXECUTIVE INCENTIVE BONUS PLAN

     The purpose of the Executive Incentive Bonus Plan is to improve the growth and operating performance of the Corporation by providing an opportunity for the named executive officers and other senior officers of the Corporation to earn additional cash remuneration in the form of a year-end bonus award if the Corporation's performance for the year exceeds certain target amounts. Only those senior officers who are recommended by the CEO and approved by the Compensation Committee are entitled to participate. For 1999, the plan provided for the payment of a bonus to the executive/senior management employees if the Corporation achieved pre-tax, tax-equivalent income greater than realized in the previous year.

     For 1999, the executive incentive bonus for the CEO was $0. Due to the rapid branch expansion program in 1999, the Company did not achieve the level necessary for payment of bonuses.

STOCK OPTION PLAN

     Under the various Stock Option Plans, incentive stock options, non-qualified stock options and stock appreciation rights in conjunction with such options, may be granted to officers of the Corporation or its subsidiaries. The Compensation Committee sets guidelines for the size of stock option awards based on a recommendation each year from management. Although the size of awards to each participant is largely a subjective determination, factors considered include competitive compensation data from the list of peer group companies compiled by the Human Resources Consultant, the amount of options previously awarded to an officer and the value of unexercised in-the-money options at year-end. The Personnel Committee can elect not to award options.

     Stock options during 1999 were granted with an exercise price equal to 100% of the fair market value of the common stock on the date of the grant. All stock options vest anywhere from immediately to two years from date of grant. All stock options granted were either incentive or non-qualified stock options. No stock appreciation rights were granted during 1999.

DEFERRED COMPENSATION

     Effective October 14, 1999, the Board of Directors adopted a nonqualified deferred compensation plan for executives designated by the Board, which superseded the previously existing deferred compensation plan. The purpose of the plan is to encourage key executives to remain employed with the Corporation by providing them with a benefit in the form of deferred compensation payable upon their normal retirement. Under the plan, the Board specifies a fixed sum to be deposited in a separate investment account for the benefit of each participant. The Board may, but is not required to, deposit additional amounts in a participant's account following the initial funding. Account balances are invested under the direction of an investment manager selected by the Board. Participant account balances are paid prior to normal retirement only in the event of death, termination of employment for disability or a change in control of the Corporation. In addition, a participant whose employment terminates after age 55 but prior to normal retirement age can receive a reduced prorated benefit with any remaining balance in the account forfeited. During 1999, the Corporation deposited the following amounts with an investment manager to meet its funding obligations under the plan with respect to participating executives:
Mr. Oswald -- $622,000; Mr. McHugh -- $250,000; and Mr. Ketner -- $283,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Nelson R. Oswald, Chairman, Chief Executive Officer and President of the Corporation, serves as Chairman of the Corporation's Compensation Committee, although he does not participate or vote on matters concerning his own compensation or benefits. Mr. Oswald participated in Committee decisions regarding the compensation and benefits of subordinate executive officers.

                                          COMPENSATION COMMITTEE:

                                          Nelson R. Oswald, Chairman
                                          Albert L. Evans, Jr.
                                          Wesley R. Pace
                                          Frederick A. Gosch
                                          Ivan H. Gordon

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 1999, 1998, and 1997 of those persons who were, at December 31, 1999, (i) Chief Executive Officer, (ii) Executive Officers of the Corporation to the extent such executive officers' total annual salary and bonus exceeded $100,000 and (iii) and for executives whose total annual salary and bonus would have exceeded $100,000 but terminated employment during the year. There were no other executive officers for whom disclosure would have been provided but for the fact that such individuals were not serving at the end of the 1999 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                           ---------------------------------
                                                                                   AWARDS            PAYOUTS
                                            ANNUAL COMPENSATION            -----------------------   -------
                                    ------------------------------------   RESTRICTED   SECURITIES
                                                              OTHER          STOCK      UNDERLYING    LTIP      ALL OTHER
                                    SALARY      BONUS        ANNUAL         AWARD(S)     OPTIONS/    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)        ($)     COMPENSATION($)      ($)        SARS(#)       ($)        ($)(8)
---------------------------  ----   -------    -------   ---------------   ----------   ----------   -------   ------------
Nelson R. Oswald,........    1999   309,369(1)  33,304(2)       0              0          60,000        0          12,300
  Chairman of the Board,     1998   220,379    193,491          0              0          21,400        0          12,300
  President and CEO          1997   200,000    192,145          0              0               0        0           6,203
Robert D. McHugh, Jr.....    1999   179,714(1)  19,982(3)       0              0          35,000        0          12,300
  Executive Vice             1998   149,421    131,072          0              0          12,840        0          10,666
  President and Treasurer    1997   125,000    102,575          0              0               0        0           6,922
Richard A. Ketner,.......    1999   179,714(1)  19,982(4)       0              0          35,000        0          12,300
  Executive Vice             1998   146,889    106,520          0              0          11,797        0          15,293
  President and Secretary    1997   109,390     38,628          0              0          11,235        0           4,754
Allen E. Kiefer,.........    1999   139,542     26,643(5)       0              0          15,000(6)     0       1,558,541(7)
  Former President           1998   201,046    136,954          0              0          12,359        0          17,348
  and COO                    1997   152,214     56,429          0              0          11,235        0           5,658

---------------
(1) Does not include amounts accrued during 1999 for the accounts of such individuals under the Corporation's nonqualified deferred compensation plan, as follows: Mr. Oswald -- $120,746; Mr. McHugh -- $12,769; and Mr.
    Ketner -- $14,399. Amounts are distributed from a participant's account under the plan only at normal retirement age or earlier upon the death or disability of the participant or a change in control of the Corporation. A participant can also elect to receive a reduced benefit upon a termination of employment on or after age 55 in which case any remaining balance in the account is forfeited.

(2) 1999 bonus includes the fair value of 2,140 shares of Common Stock granted to Mr. Oswald which equalled $33,304 at February 23, 1999.

(3) 1999 bonus includes the fair value of 1,284 shares of Common Stock granted to Mr. McHugh, which equalled $19,982 at February 23, 1999.

(4) 1999 bonus includes the fair value of 1,284 shares of Common Stock granted to Mr. Ketner, which equalled $19,982 at February 23, 1999.

(5) 1999 bonus includes the fair value of 1,712 shares of Common Stock granted to Mr. Kiefer, which equally $26,643 at February 23, 1999.

(6) Nonqualified and incentive stock options granted to Mr. Kiefer in January 1999. Options expired in October 1999 -- three months after Mr. Kiefer's termination.

(7) Other compensation includes severance and change of control payments made upon Mr. Kiefer's termination on August 4, 1999.

(8) Amounts shown represent contributions by the Corporation on behalf of the named individuals to the Corporation's 401(k) Retirement Savings Plan and the Corporation's Money Purchase Plan.

     The following table sets forth certain information concerning stock options granted during the fiscal year ended December 31, 1999 to the named executives:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

            (A)                    (B)             (C)             (D)           (E)          (F)         (G)
                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                                NUMBER OF       % OF TOTAL                                      STOCK PRICE
                               SECURITIES      OPTIONS/SARS                                   APPRECIATION FOR
                               UNDERLYING       GRANTED TO     EXERCISE OR                      OPTION TERM
                              OPTIONS/SARS     EMPLOYEES IN    BASE PRICE     EXPIRATION    --------------------
                              GRANTED(#)(1)    FISCAL YEAR       ($/SH)          DATE        5%($)       10%($)
                              -------------    ------------    -----------    ----------    --------    --------
Nelson R. Oswald............     20,000            6.06%         $17.313       1/26/09      217,761     551,849
Nelson R. Oswald............     40,000           12.12%         $13.906       8/30/09      353,664     898,757
Robert D. McHugh, Jr........     10,000            3.03%         $17.313       1/26/09      108,881     275,925
Robert D. McHugh, Jr........     25,000            7.58%         $13.906       8/30/09      221,040     561,723
Richard A. Ketner...........     10,000            3.03%         $17.313       1/26/09      108,881     275,925
Richard A. Ketner...........     25,000(2)         7.58%         $13.906       8/30/09      221,040     561,723
Allen K. Kiefer.............     15,000(3)         4.54%         $17.313       1/26/09           --          --

---------------
(1) All amounts represent either incentive stock options, or non-qualified stock options; no SARs or SARs granted in tandem with options were granted during 1999. Terms of outstanding incentive options are for a period of ten years from the date the option is granted. Terms of outstanding non-qualified options are for a period of ten years and one month from the date the option is granted. In the event an option holder ceases to be employed other than by reason of retirement, death or disability, the option shall remain exercisable for three months from the date cessation of employment (but not later than the end of the option term) to the extent the option was exercisable at the time of cessation of employment.

(2) Shares of common stock received upon the exercise of these options are not issued pursuant to a Main Street Bancorp, Inc. stock option plan and are not registered under the Securities Act of 1933, as amended. In the event that the option holder ceases to be employed by reason of retirement, death or disability, the option shall remain exercisable until the end of the option term, which is ten years and one month after date of grant.

(3) Mr. Kiefer did not exercise options prior to the expiration of 3 months after termination and therefore, the options lapsed.

     The following table sets forth information concerning the exercise of options to purchase the Corporation's Common Stock by the named executive officers during the fiscal year ended December 31, 1999 as well as the number of securities underlying unexercised options and the potential value of unexercised in-the-money options as of December 31, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                   AND FISCAL YEAR-END OPTION/SAR VALUES (1)

                                                                                      VALUE OF UNEXERCISED
                            SHARES                     NUMBER OF SECURITIES               IN-THE-MONEY
                          ACQUIRED ON     VALUE       UNDERLYING OPTIONS/SARS             OPTIONS/SARS
                           EXERCISE      REALIZED      AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
NAME                          (#)         ($)(2)     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(3)
----                      -----------    --------    -------------------------    ----------------------------
Nelson R. Oswald........    23,504       203,263           95,206/20,000                    76,365/0
Robert D. McHugh........        --            --           49,398/10,000                    13,719/0
Richard A. Ketner.......     3,581        10,670           59,337/10,000                    19,065/0
Allen E. Kiefer.........    11,936        26,191             0/0                                 0/0

---------------
(1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 1999 or outstanding at fiscal year-end 1999.

(2) Represents the aggregate market value of the underlying shares of Common Stock at the date of exercise minus the aggregate exercise prices for options exercised.

(3) "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at December 31, 1999. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of Common Stock on December 31, 1999.

EXECUTIVE EMPLOYMENT AGREEMENT

     Each named Executive Officer has an Executive Employment Agreement with the Corporation. Messrs. Oswald's, McHugh's and Ketner's agreements are dated August, 1999 and extend through December 31, 2001.

     The Executive Employment Agreements specify: terms, the Executive's position and duties, compensation, benefits, indemnification, and termination rights. Each of the Executive Employment Agreements also contains a noncompetition clause and a confidentiality provision which inure to the benefit of the Corporation.

     Under the terms of his Executive Employment Agreement, Mr. Oswald is a member of the Corporation's Board of Directors and was entitled to an annual salary during 1999 of $310,000 plus a grant of 2,140 shares of the Corporation's common stock. Mr. Oswald also receives certain employee benefits including: life insurance, disability and health insurance, vacation days, a supplemental retirement plan and a company-provided automobile. Mr. Oswald's agreement provides that if he is terminated by the Corporation other than for "Cause", as defined therein, or he terminates his employment for "Good Reason", as defined therein, or he terminates as a result of a "change in control," he is entitled to certain monetary benefits. Mr. Oswald will be paid an amount equal to three times the sum of (1) either the highest annualized base salary paid to him during the year of termination or the immediately preceding two calendar years and, (2) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. Amounts payable under the agreement will be grossed up to neutralize the effects of Section 280G of the Internal Revenue Code. Mr. Oswald is also entitled to a lump sum cash payment in lieu of receiving continued pension, welfare and other benefits.

     Under the terms of his Executive Employment Agreement, Mr. Ketner was entitled to an annual salary during 1999 of $180,000 plus a grant of 1,284 shares of the Corporation's common stock. Mr. Ketner also receives certain employee benefits including: life insurance, disability and health insurance, vacation days, a supplemental retirement plan and a company-provided automobile. Mr. Ketner's agreement provides that if he is terminated by the Corporation other than for "Cause", as defined therein, or he terminates his employment for "Good Reason", as defined therein, or he terminates as a result of a "change in control," he is entitled to certain monetary benefits. Mr. Ketner will be paid an amount equal to three times the sum of (1) either the highest annualized base salary paid to him during the year of termination or the immediately preceding two calendar years and (2) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. Amounts payable under the agreement will be grossed up to neutralize the effects of Section 280G of the Internal Revenue Code. Mr. Ketner is also entitled to a lump sum cash payment in lieu of receiving continued pension, welfare and other benefits.

     Under the terms of his Executive Employment Agreement, Mr. McHugh was entitled to an annual salary during 1999 of $180,000 plus a grant of 1,284 shares of the Corporation's common stock. Mr. McHugh also receives certain employee benefits including: life insurance, disability and health insurance, vacation days, a supplemental retirement plan and a company-provided automobile. Mr. McHugh's agreement provides that if he is terminated by the Corporation other than for "Cause", as defined therein, or he terminates his employment for "Good Reason", as defined therein, or he terminates as a result of a "change in control," he is entitled to certain monetary benefits. Mr. McHugh will be paid an amount equal to three times the sum of (1) either the highest annualized base salary paid to him during the year of termination or the immediately preceding two calendar years and (2) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. Amounts payable under the agreement will be grossed up to neutralize the effects of
Section 280G of the Internal Revenue Code. Mr. McHugh is also entitled to a lump sum cash payment in lieu of receiving continued pension, welfare and other benefits.

                               PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total stockholder return on the Corporation's Common Stock with the cumulative total return on (i) the Nasdaq Stock Market Index, (ii) the Nasdaq Bank Stock Index and (iii) a peer group index, The SNL $1 Billion-$5 Billion Bank Index. The comparison assumes an initial investment of $100 with dividends reinvested over the periods indicated. The Corporation started with May 1, 1998, which is the date the Corporation was formed as a result of the merger between BCB Financial Services Corporation and Heritage Bancorp, Inc.
[Main Street Bancorp. Performance Graph]

                                        MAIN STREET BANCORP,      NASDAQ - TOTAL          NASDAQ BANK          SNL $1B-$5B BANK
                                                INC.                   US*                   INDEX*            ASSET-SIZE INDEX
                                        --------------------      --------------          -----------          ----------------
5/1/98                                        100.00                  100.00                100.00                 100.00
9/30/98                                        76.59                   90.99                 81.23                  85.91
12/31/98                                       83.11                  118.07                 92.28                  90.68
3/31/98                                        71.77                  132.16                 88.56                  82.72
6/30/99                                        65.91                  144.53                 95.05                  90.60
9/30/99                                        60.04                  147.88                 86.50                  84.82
12/31/99                                       46.03                  214.63                 88.75                  83.34

---------------
* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 1999

CERTAIN TRANSACTIONS

     Certain directors, executive officers of the Corporation, beneficial owners of 5% or more of the Common Stock and their affiliates were customers of and had transactions with the Bank in the ordinary course of business during the Bank's fiscal year ended December 31, 1999. Similar transactions may be expected to take place in the future. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis. Hayes Construction, Inc., a construction company of which Jeffrey W. Hayes, a director of the Corporation, is President, received payments of approximately $4,549,000 in 1999 and $633,000 in 1998, in connection with the on-going construction of various Bank branches. Such payments were in amounts and on substantially the same terms and conditions as would have been available to the Corporation from an unaffiliated party.

     Engle-Hambright and Davies, Inc., an insurance agency of which Alfred G. Mast, a director of the Corporation, is Vice President, received payments of approximately $62,000 and $226,000 in 1999 and 1998, respectively, in connection with various insurance policies the Corporation has purchased through the insurance agency. Such payments were in amounts and on substantially the same terms and conditions as would have been available to the Corporation from an unaffiliated party.

     E. J. Edwards Real Estate Appraisals, an appraisal company of which Edward
J. Edwards, a director of the Corporation, is President and owner, received payment of approximately $65,000 and $87,000 in 1999 and 1998, respectively in connection with appraisals performed for mortgage customers. Such payments were in amounts and on substantially the same terms and conditions as would have been available to the Corporation from an unaffiliated party.

     Higgins Insurance Associates, an insurance agency of which Joseph P. Schlitzer, a director of the Corporation, received payments of approximately $96,000 and $12,000 in 1999 and 1998, respectively, in connection with various insurance policies the Corporation had purchased through the insurance agency. Such payments were in amounts and on substantially the same terms and conditions as would have been available to the Corporation from an unaffiliated party.

     At December 31, 1999, the Bank had total loans outstanding and commitments to loan to directors, executive officers, beneficial owners of 5% or more of the Common Stock and their affiliates of $11,793,000, or approximately 15.0% of the total consolidated equity capital as of that date. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The loans did not involve more than the normal risk of collectibility or present other unfavorable features.

                                   PROPOSAL 2

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Unless instructed to the contrary, the Proxies will be voted for the ratification of the selection of Beard & Company, Inc., Certified Public Accountants, of Reading, Pennsylvania, as the Corporation's independent public accountants for the year ending December 31, 2000. The Corporation has been advised by Beard & Company, Inc. that none of its members has any financial interest in the Corporation. Ratification of the selection of Beard & Company, Inc. will require the affirmative vote of a majority of the shares of Common Stock represented in person or by Proxy at the Annual Meeting. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for purposes of the Annual Meeting. Beard & Company, Inc. served as the Corporation's independent public accountants for the 1999 fiscal year.

     In the event that the shareholders do not ratify the selection of Beard & Company, Inc., as the Corporation's independent public accountants to perform audit services for the 2000 fiscal year, another accounting firm may be chosen to provide audit services for the 2000 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Beard & Company, Inc. as the auditors for the Corporation for the year ending December 31, 2000.

     Representatives of Beard & Company, Inc., expect to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.

SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Corporation's Proxy Statement for its 2001 Annual Meeting of Shareholders must deliver such proposal in writing to the President of Main Street Bancorp, Inc. at its principal executive offices in Reading, Pennsylvania, no later than November 10, 2000.

     A shareholder proposal not submitted in accordance with these requirements will not be included in the Corporation's proxy materials but may nonetheless by presented at the annual meeting of shareholders in 2001 in accordance with the Corporation's Bylaws. To be so presented, the shareholder desiring to submit the proposal must notify the Secretary of the Corporation not less than sixty (60) days prior to the date of the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that, during the fiscal year ended December 31, 1999, its officers, directors, and greater than ten-percent beneficial owners complied with applicable Section 16(a) filing requirements.

OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgement.

                           MAIN STREET BANCORP, INC.
                ANNUAL MEETING OF SHAREHOLDERS - APRIL 19, 2000


MATTER NO. 1 ELECTION OF CLASS II DIRECTORS

                                                      NOMINEES FOR CLASS II DIRECTORS

                                                             FREDERICK A. GOSCH
FOR ALL NOMINEES LISTED               AGAINST                ALFRED B. MAST
(except as marked to           to vote against all           WESLEY R. PACE
   contrary below)               nominees listed             JOSEPH P. SCHLITZER
                                                             FLOYD S. WEBER

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).


[                                  ]




[                                  ]

MATTER NO. 2 The ratification of the appointment of Beard & Company, Inc. as auditors for the fiscal year ending December 31, 2000.

                                      FOR           AGAINST         ABSTAIN
                                      / /             / /             / /

CHECK BOX IF YOU PLAN
TO ATTEND MEETING       / /

NUMBER ATTENDING ______________

NOTE: THE SIGNATURE(S) ON THIS PROXY MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE SHARE CERTIFICATE. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, AND OTHER FIDUCIARIES PLEASE SO INDICATE WHEN SIGNING.

Dated:


                                    Signature


                            Signature if held jointly

                                     (OVER)

                            MAIN STREET BANCORP, INC.
                        THIS PROXY IS SOLICITED ON BEHALF
                            OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donna L. Rickert and David L. Scott, or either of them, my/our true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all the Common Stock of the Corporation, standing in my name on its books on March 8, 2000, at the Annual Meeting of Shareholders to be held at Stokesay Castle, Hill Road and Spook Lane, Reading, Pennsylvania, on Wednesday, April 19, 2000 at 3:00 P.M., or at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, as designated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF AUDITORS. THIS PROXY ALSO WILL BE VOTED, IN THE DISCRETION OF THE PROXYHOLDERS, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The votes shown on the reverse side are the total votes that may be cast by this proxy, based on one vote per each share of Main Street Bancorp, Inc. common stock held.

Please vote and sign on the reverse side. No postage is required if this proxy is returned in the enclosed return envelope and mailed in the United States.

The undersigned hereby acknowledges receipt of the Proxy Statement dated March 17, 2000, and hereby revokes any proxy or proxies heretofore given to vote shares at said meeting or any adjournments or postponements thereof.